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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                       THREE MONTHS ENDED MARCH 31, 1994
                             (Thousands of dollars)


Income
  Income before income taxes  . . . . . . . . . . . . . . . . . . . . . .  $ 61,886
                                                                            --------
  Fixed charges to be added back to income -
    Interest and debt expense . . . . . . . . . . . . . . . . . . . . . .     76,612
    Rentals (one-third of all rent and related costs
      charged to income)  . . . . . . . . . . . . . . . . . . . . . . . .      3,190
                                                                            --------
        Total fixed charges . . . . . . . . . . . . . . . . . . . . . . .     79,802
                                                                            --------
Income before income taxes and fixed charges  . . . . . . . . . . . . . .   $141,688
                                                                            ========
Ratio
  Number of times fixed charges covered by income
    before income taxes and fixed charges . . . . . . . . . . . . . . . .      1.8
                                                                               ===





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